Exhibit 99.1

FOR IMMEDIATE RELEASE

Journalist/Media Contact:
Michael Binko
Xybernaut Corporation
(703) 631-6925
publicrelations@xybernaut.com

XYBERNAUT® DELISTS FROM NASDAQ; SECURITIES NOW LISTED ON THE PINK SHEETS® SERVICE

FAIRFAX, VA – May 12, 2005 — Xybernaut Corporation (NASDAQ: XYBRE) today announced that the Company’s securities have been delisted from The Nasdaq Stock Market (“Nasdaq”).

On May 11, 2005, Xybernaut Corporation (the “Company”) received notice from The Nasdaq Stock Market (“Nasdaq”) that the Company’s securities would be delisted from the Nasdaq SmallCap Market effective with the open of business on Friday, May 13, 2005. Despite the notice, the Company understands that the delisting from the Nasdaq SmallCap Market was effective with the open of business on Thursday, May 12, 2005.

As previously disclosed, the Company received notices from Nasdaq of its intent to delist the Company’s securities because (i) the Company’s stock price has closed below the minimum $1.00 per share requirement for the stock’s continued listing under Market Place Rule 4310(c)(4), (ii) the Company failed to file its Annual Report on Form 10-K with Nasdaq and the U.S. Securities and Exchange Commission pursuant to Market Place Rule 4310(c)(14) and (iii) Nasdaq has public interest concerns under Market Place Rules 4300 and 4330(a)(3). The Company requested an oral hearing before the Nasdaq Listing Qualifications Panel (the “Panel”) to review Nasdaq’s determination.

The hearing before the Panel was held on May 5, 2005. The Panel determined that the continued listing of the Company’s common stock on the Nasdaq SmallCap Market would not serve Nasdaq’s goals of preserving and strengthening the quality of and public confidence in its market, in addition to the Company not being in a position to provide appropriate disclosure to the investing public within a reasonable period of time, noting the following:

•	The lack of reliable financial data available to the public about the Company extends back to the fiscal year ended December 31, 2002;

•	The Company cannot predict the amount of time it will take to provide reliable historical or current financial information;

•	The Company needs to continue to pursue and hire new auditors;

•	The Board of Directors and senior management staff needs to be rebuilt; and

•	The Company’s cash resources are scarce for these rebuilding efforts.

The Company does not presently intend to appeal the decision to delist its securities.

The Company’s securities are quoted on the Pink Sheets under the symbol “XYBR” and may be accessed under that symbol or “XYBR.PK,” depending on the financial site accessed for quotations. The Company cannot provide assurance that its securities will continue to be quoted on the Pink Sheets or in any other market or quotation service. Additional information about Pink Sheets LLC may be found at www.pinksheets.com.

The Company confirmed that it continues to face a severe liquidity crisis and possible insolvency, and as a result, the Company has retained Alfred F. Fasola, a consultant with extensive financial and management restructuring expertise to advise the Company with respect to reducing costs, conserving cash, restructuring and other alternatives to attempt to maximize shareholder value. There can be no assurance that the Company’s restructuring efforts will be successful.

Currently, the Company has not engaged a new accounting firm to perform auditing services; however, the Audit Committee is considering engaging a new accounting firm to perform auditing services. In the event the Company engages a new accounting firm, the Company intends to instruct such new accounting firm to perform audits of the Company’s Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004 and perform reviews, in accordance with applicable accounting standards, of the interim periods for the quarters ended March 31, 2003, June 30, 2003, September 30, 2003, March 31, 2004, June 30, 2004, September 30, 2004 and March 31, 2005.

Upon the conclusion of such audits and reviews, the Company would file, as may be required, any amended Form 10-K and Form 10-Q, and its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which have not been filed. At this time, the Company cannot provide assurance that it will engage a new accounting firm, and if so, when such filings will be made.

As a result of the foregoing, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 could not be filed by the prescribed due date without unreasonable effort or expense.

About Xybernaut

Xybernaut Corporation is a leading provider of wearable/mobile computing hardware, software and services, bringing communications and full-function computing power in a hands-free design to people when and where they need it. Xybernaut is headquartered in Fairfax, Virginia. Visit the Xybernaut Web site at www.xybernaut.com. Product photos are also available directly from Xybernaut.

Xybernaut and the Xybernaut logo are trademarks or registered trademarks of Xybernaut Corporation in the USA and other countries. All other brand and product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

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This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “plan,” “confident that,” “believe,” “scheduled,” “expect,” or “intend to,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components and successful production of the Company’s products, general acceptance of the Company’s products and technologies, competitive factors, timing, and other risks described in the Company’s SEC reports and filings.